Exhibit 10.1


                                    AGREEMENT


         Agreement, made and entered into as of July 21, 2000, by and between Russell A. Gullotti, an individual resident of Bloomington, Minnesota
("Gullotti"), and National Computer Systems, Inc., a Minnesota corporation ("NCS" or the "Company").

         WHEREAS, Gullotti has rendered valuable executive services for NCS as NCS' President and Chief Executive Officer and as Chairman of its Board of Directors; and

         WHEREAS, Gullotti desires to resign as President, Chief Executive Officer and Chairman of the Board of the Company on June 1, 2001 or such earlier date as his successor to such positions is appointed; and

         WHEREAS, Gullotti wishes to retire as a regular full-time employee of NCS on June 1, 2001; and

         WHEREAS, Gullotti and NCS desire to enter into this agreement to confirm their agreements regarding Gullotti's retirement from employment with NCS and the other matters set forth in this agreement.

         NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments set forth in this agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Gullotti and NCS agree as follows:

         1.       Retirement; Pre-Retirement Status.

                  (a) Effective as of June 1, 2001 (the "Retirement Date"), Gullotti will retire as a regular full-time employee of NCS. As of the Retirement Date, Gullotti will resign as President, Chief Executive Officer and Chairman of the Board of Directors of NCS (unless Gullotti has relinquished such positions on an earlier date in accordance with section 1(b) below).

                  (b) From the date of this agreement through the Retirement Date (the "Pre-Retirement Period"), Gullotti shall continue to be employed by NCS on a regular full-time basis. In the event that Gullotti's successor as President and Chief Executive Officer is hired and begins employment with NCS as of a date prior to the Retirement Date, Gullotti (i) agrees to relinquish the titles and responsibilities of President and Chief Executive Officer of NCS as of such date and (ii) at the request of the Board of Directors of NCS, will also relinquish the title and responsibilities of Chairman of the Board of Directors as of or after such date.

                  (c) During the Pre-Retirement Period, Gullotti (i) shall be entitled to receive the same compensation, perquisites and other benefits as he would have received had he remained President, Chief Executive Officer and Chairman of the Board of Directors of NCS until the end of such period and (ii) subject to the terms of this agreement, shall be entitled to continue to participate in all employee equity plans that are currently being made available to him.

                  (d) In its discretion and in extraordinary circumstances relating to the Company's business, operations or stock price, the Board of Directors may (but shall not be obligated to) increase the compensation and benefits payable to Gullotti provided for in section 1(c) above.

                  (e) If a Change in Control (as defined below) occurs prior to the Retirement Date, section 1 shall be inapplicable, and, subject to section 8, the compensation and benefits to be provided to Gullotti by the Company following the Change in Control shall be determined as provided in the Amended and Restated Severance Agreement dated December 8, 1998 (the "Severance Agreement") between NCS and Gullotti. As used herein, the term "Change in Control" shall have the meaning set forth in the Severance Agreement.

         2.       Retirement Pay and Benefits.

                  (a) In consideration of valuable services rendered by Gullotti during his tenure with NCS, NCS shall make retirement payments to Gullotti of Seven Thousand Five Hundred Dollars ($7,500) per month during the period from the Retirement Date through June 1, 2007 or the date of his death, if earlier (the "Retirement Period").

                  (b) During the Retirement Period, NCS will provide Gullotti and his spouse with medical and hospitalization benefits that are comparable to the benefits then being provided by NCS to active regular full-time executive employees, which benefits may change from time to time. Such medical and hospital benefits will be provided in accordance with the following terms:

                           (i) All medical and hospitalization benefits for Gullotti and his spouse under this agreement shall terminate on June 1, 2007; provided, however, that this clause (ii) shall not be construed to shorten the maximum period that continuation coverage is required to be provided by the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA");

                           (ii) NCS may, at its option and at its expense, elect to acquire separate medical and hospitalization insurance policies from third party providers or establish other means to satisfy its commitment to provide Gullotti and his spouse with medical and hospitalization benefits under this section 2(b); and

                           (iii) The full "premium" expense and cost associated with the provision of the medical and hospitalization benefits to Gullotti and his spouse pursuant to this agreement (not including any cost of continuation coverage under COBRA) shall be paid by Gullotti or his spouse (whether those benefits are provided under existing employee benefit plans, individual insurance policies or otherwise).

                  (c) Except as otherwise set forth in this agreement and subject to section 2(d), during the Retirement Period, Gullotti will not receive any employee benefits or perquisites unless such benefits become generally available to other eligible retirees who retire on or after June 1, 2001.

                  (d) Before or during the Retirement Period, Gullotti, in lieu of the benefits provided to him under sections 2(a) and (b), may elect to receive such retirement benefits as may be provided generally to similarly situated retirees.

                  (e) If a Change in Control occurs prior to the Retirement Date, section 2 shall be inapplicable, and, subject to section 8, the compensation and benefits to be provided to Gullotti by the Company following the Change in Control shall be as provided in the Severance Agreement.

         3.       Options Issued under Employee Stock Options Plans.

                  (a) All agreements relating to stock options ("Gullotti Stock Option Agreements") granted to Gullotti under any of NCS' employee stock option plans (excluding any of the Company's long-term incentive plans) (the "Stock Option Plans"), pursuant to which options are outstanding and unexercised as of the date of this agreement shall remain in full force and effect according to the terms set forth in each Gullotti Stock Option Agreement. Without limiting the generality of the foregoing, such options will vest and terminate in accordance with such terms of the Gullotti Stock Option Agreements.

                  (b) Gullotti will not be granted additional stock options under any Stock Option Plan.

                  (c) In its discretion and in extraordinary circumstances relating to the Company's business, operations or stock price, the NCS Board of Directors or the Compensation Committee of the Board of Directors (the "Compensation Committee"), as appropriate, may, but shall not be obligated to, modify the provisions of sections 3(a) and (b) above in a manner favorable to Gullotti.

                  (d) If a Change in Control occurs prior to the Retirement Date, section 3 of this agreement shall be inapplicable, and the compensation and benefits to be provided to Gullotti by the Company following the Change in Control shall be as provided in the Severance Agreement.

         4.       Annual Management Incentive Awards.

                  (a) Gullotti shall be entitled to receive from NCS the full amount of any bonus payable to Gullotti in 2001 pursuant to the terms of the NCS 2000 Management Incentive Plan (the "2000 MIP") and the related individual 2000 MIP agreement dated March 7, 2000 between Gullotti and the Company.

                  (b) Gullotti shall be entitled to participate in the NCS 2001 Management Incentive Plan (the "2001 MIP") pursuant to the terms of the 2000 MIP and a related individual 2001 MIP to be provided to Gullotti in March 2001 (the "2001 Gullotti MIP Addendum"). The bonus payable to Gullotti pursuant to the 2001 MIP and the 2001 Gullotti MIP Addendum shall be equal to 33.3% of the average bonus amounts paid to Gullotti pursuant to the 2000 MIP and the Company's 1999 Management Incentive Plan. Payment of such 2001 MIP bonus to Gullotti shall be made on the Retirement Date.

                  (c) If a Change in Control occurs prior to the Retirement Date, section 4 of this agreement shall be inapplicable, and, subject to section 8, the compensation and benefits to be provided to Gullotti by the Company following the Change in Control shall be as provided in the Severance Agreement.

         5.       Long-Term Incentive Plan Awards.

                  (a) Subject to the adjustments provided for in section 5(c) below, Gullotti shall be entitled to exercise stock options and receive cash payments in accordance with the long-term incentive award agreements between the Company and Gullotti dated March 3, 1997 (as such agreement has been amended through the date hereof (including any amendments relating to the "carry-over" of any cash payments thereunder)), March 2, 1998, March 2, 1999 and March 7, 2000 in accordance with the existing terms of such agreements.

                  (b) Gullotti shall be entitled to participate in the NCS 2001 long-term incentive plan (the "2001 L-TIP") pursuant to the terms of long-term incentive award agreements to be entered into between the Company and Gullotti in March 2001 (the "2001 Gullotti L-TIP Agreements"). Under the 2001 L-TIP and the 2001 Gullotti L-TIP Agreements, Gullotti shall receive an award of stock options and possible cash payments. The terms of the 2001 L-TIP and the 2001 Gullotti L-TIP Agreements shall be determined by the Compensation Committee in its sole discretion. Subject to the adjustments provided for in section 5(c), the stock options and cash payments to Gullotti pursuant to the 2001 L-TIP and the 2001 Gullotti L-TIP Agreements award shall become vested and paid in accordance with the terms thereof.

                  (c) Because Gullotti will cease to be employed by the Company on the Retirement Date, service within applicable measurement periods for purposes of calculating stock option vesting and cash payments to be made to Gullotti under the above long-term incentive awards in accordance with the terms thereof will be as follows:



                                                                  Phantom
L-TIP Agreement                                                    Stock               L-TIP Cash
      Date          L-TIP Option     Current Award                 Award               Carry-Over
---------------    -------------     -------------              ------------           ----------


   3-3-97             --                    --                     --                    100%
   3-2-98           36/36 (100.0%)          --                   36/36 (100.0%)          --
   3-2-99           28/36  (77.8%)          --                   28/36  (77.8%)          --
   3-7-00           16/36  (44.4%)          --                   16/36  (44.4%)          --
   3-6-01            4/36  (11.1%)        4/12 (33.3%)            4/36  (11.1%)          --


                  (d) In its discretion and in extraordinary circumstances relating to the Company's business, operations or stock price, the Board of Directors or the Compensation Committee, as appropriate, may (but shall not be obligated to) increase the amounts payable to Gullotti pursuant to sections 5(a), (b) and (c) above to amounts in excess of the amounts provided for in such sections 5(a), (b) and (c).

                  (e) If a Change in Control occurs prior to the Retirement Date, section 5 of this agreement shall be inapplicable, and, subject to section 8, the compensation and benefits to be provided to Gullotti by the Company following the Change in Control shall be as provided in the Severance Agreement.

         6. Noncompetition Commitments. The noncompetition commitments of Gullotti, which are set forth in the Gullotti Stock Option Agreements and in the long-term incentive award agreements between NCS and Gullotti shall continue in full force and effect as binding obligations of Gullotti.

         7. Supplemental Executive Retirement Agreement. In lieu of all benefits due under the Supplemental Executive Retirement Agreement for Russell A. Gullotti dated August 1, 1994 (the "Supplemental Agreement") between NCS and Gullotti, NCS shall pay Gullotti a single lump sum payment of $510,633 as soon as may be practicable after the Retirement Date. The Supplemental Agreement is hereby terminated, effective as of the date of this agreement, and shall be superseded in all respects by this agreement.

         8. Medical and Hospitalization Benefits. If a Change in Control occurs prior to the Retirement Date, NCS shall provide Gullotti and his spouse with the medical and hospitalization benefits described in section 2(b) from the date of the Change in Control through June 1, 2007. All the expense and cost associated with the provision of such medical and hospitalization benefits to Gullotti and his spouse (not including any cost of continuation coverage under COBRA) shall be paid by NCS (whether those benefits are provided under existing employee benefit plans, individual insurance policies or otherwise), except that Gullotti and his spouse shall contribute to the cost of such medical and hospitalization benefits the dollar amount equal to the amount that is required of active regular full-time executive employees for such medical and hospitalization coverage.

         9. Continued Board Service. If Gullotti continues to serve as a member of the Board of Directors of NCS after the Retirement Date, Gullotti shall be entitled to receive such compensation, stock options and other benefits as are then being made available to NCS' other non-employee directors.

         10.      Miscellaneous.

                   (a) Disability or Death of Gullotti. If Gullotti should become disabled (such that he is unable to perform his job responsibilities for NCS) or die prior to the earlier of the date of a Change in Control or the Retirement Date, this agreement shall be terminated as of the date of such disability or his death, and no further compensation or benefits shall be payable hereunder (except for the lump sum payment provided for in section 7). Nothing contained in this section 10(a) shall affect the rights of Gullotti and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees or legatees to any compensation or benefits under any other NCS plans or programs or agreements between NCS and Gullotti (other than this agreement) in effect as of the date of Gullotti's disability or death (including any plans, programs and agreements referred to herein but not superseded hereby).

                   (b) Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this agreement shall be governed by the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Minnesota.

                   (c) Entire Agreement. This agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter (including, without limitation, the Supplemental Agreement), and the parties hereto have made no agreements relating to the subject matter of this agreement which are not set forth herein

                   (d)   Amendments.   No  amendment  or  modification  of  this
agreement shall be deemed effective unless made in writing and signed by the parties hereto.

                   (e) No Waiver. No term or condition of this agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                   (f) Successor to Company. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                   (g) Successor to Gullotti. Subject to section 10(a), this agreement shall inure to the benefit of and be enforceable by Gullotti's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                   (h) Notices. For the purpose of this agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

                  To the Company:

                  National Computer Systems, Inc.
                  P.O. Box 9365
                  Minneapolis, MN 55440
                  Attention:  General Counsel

                  To Gullotti:

                  Russell A. Gullotti
                  7051 Kenmare Drive
                  Bloomington, MN  55438

                  (i) Counterparts. This agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

                  (j)  Severability.   To  the  extent  any  provision  of  this
agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this agreement shall be unaffected and shall continue in full force and effect.

                  (k) Captions and Headings. The captions and paragraph headings used in this agreement are for convenience of reference only and shall not affect the construction or interpretation of this agreement or any of the provisions hereof.

                   (l) Taxes. Gullotti shall be responsible for all federal, state, city or other taxes owed by him as a result of the retirement payments and other benefits payable under this agreement. The Company may withhold from any retirement payments and other benefits payable hereunder all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

          IN WITNESS WHEREOF, NCS and Gullotti have executed this agreement as of the date set forth in the first paragraph.

                                 NATIONAL COMPUTER SYSTEMS, INC.

                                 By: /s/ David C. Cox
                                        --------------------
                                         David C. Cox, Chairman of the
                                         Compensation Committee of the Board of
                                         Directors and Authorized Signatory


                                     /s/ Russell A. Gullotti
                                         --------------------
                                         Russell A. Gullotti